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                  U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 5/A

                                  AMENDED
            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
            Section 30(h) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ X ] Form 3 Holdings Reported

[ X ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

     Knepper, Robin J. Campbell
-------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     1634 Lake Washington Blvd.
-------------------------------------------------------------------------------
                                    (Street)

     Seattle, WA  98122
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

===============================================================================
2. Issuer Name and Ticker or Trading Symbol

     Fisher Communications, Inc.

===============================================================================
3. IRS Identification Number of Reporting Person, if Entity (Voluntary)

     91-0222175
===============================================================================
4. Statement for Month/Day/Year

     12/31/02
===============================================================================
5. If Amendment, Date of Original (Month/Day/Year)


===============================================================================
6. Relationship of Reporting Person(s) to Issuer  (Check all applicable)

   [ X ]  Director *                           [   ]   10% Owner
   [   ]  Officer (give title below)           [   ]   Other (specify below)

                         ------------------------------
* Resigned as Director 10/22/02
===============================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [ X ]  Form filed by One Reporting Person
   [   ]  Form filed by More Than One Reporting Person

==============================================================================
              Table I -- Non-Derivative Securities Acquired, Disposed of,
                                 or Beneficially Owned
==============================================================================
1.           2.           2A.           3.            4.
                                                      SECURITIES ACQUIRED
                                                      (A) OR DISPOSED OF (D)
             TRANSACTION  DEEMED        TRANSACTION   (INSTR. 3, 4 AND 5)
             DATE         EXECUTION     CODE          ------------------------
TITLE OF                  DATE (IF)     (INSTR. 8)              (A)
SECURITY     (MONTH/      ANY (MONTH/   ------------             OR
(INSTR. 3)   DAY/YEAR)    DAY/YEAR)     CODE    V     AMOUNT    (D)   PRICE
-------------------------------------------------------------------------------
Common Stock                                    3               436,731
-------------------------------------------------------------------------------
Common Stock 07/10/02                   W (1)         20,000    D     $-0-
-------------------------------------------------------------------------------
Common Stock 10/16/02                   S-4           10,000 (2)      D                $48.18
-------------------------------------------------------------------------------
Common Stock 10/23/02                   S-4           5,000 (2) D     $47.15
-------------------------------------------------------------------------------
Common Stock 10/24/02                   S-4           5,000 (2) D     $47.24
-------------------------------------------------------------------------------
Common Stock 11/22/02                   S-4           8,000 (2) D     $50.0594
-------------------------------------------------------------------------------
Common Stock 11/26/02                   S-4           2,000 (2) D     $50.25
===============================================================================

5.                  6.                  7.
AMOUNT OF           OWNERSHIP
SECURITIES          FORM:
BENEFICIALLY        DIRECT              NATURE OF
OWNED FOLLOW-       (D) OR              INDIRECT
ING REPORTED        INDIRECT            BENEFICIAL
TRANSACTION(S)      (I)                 OWNERSHIP
(INSTR. 3&4)        (INSTR.4)           (INSTR. 4)
-------------------------------------------------------------------------------
431,731             I                   By self sharing investment power
                                        for shares owned by O.D. Fisher
                                        Investment Co.
-------------------------------------------------------------------------------
193,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
-------------------------------------------------------------------------------
183,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
-------------------------------------------------------------------------------
178,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
-------------------------------------------------------------------------------
173,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
-------------------------------------------------------------------------------
165,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
-------------------------------------------------------------------------------
163,560             I                   By self as Co- Trustee for Trust B
                                        under Will of Peggy Locke Newman
===============================================================================

*         If the Form is filed by more than one Reporting Person, see
          Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

===============================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================
1.             2.      3.         4.         5.            6.
               Conver-
               sion                          Number of
               of                            Derivative
               Exer-                         Securities    Date Exercisable
               cise               Trans-     Acquired (A)         and
               Price   Trans-     action     or Disposed   Expiration Date
               of      action     Code       of (D)        (Month/Day/Year)
Title of       Deriv-  Date       (Instr.    (Instr. 3,    ----------------
Derivative     ative   (Month/      8)        4 and 5)     Date     Expira-
Security       Secur-   Day/      ------     -----------   Exer-    tion
(Instr. 3)     ity      Year)     Code V     (A)    (D)    cisable  Date
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

===============================================================================

7.                     8.           9.             10.           11.
Title and Amount of                 Number of      Ownership
Underlying Securities               Derivative     of
(Instr. 3 and 4)                    Securities     Derivative    Nature of
---------------------  Price of     Beneficially   Security:     Indirect
          Amount or    Derivative   Owned at End   Direct (D)    Beneficial
          Number of    Security     of Month       or Indirect   Ownership
Title     Shares       (Instr. 5)   (Instr. 4)     (I) (Instr.4) (Instr. 4)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

===============================================================================


Explanation of Responses to Table I:

(1) Direct distribution of shares to trust beneficiary other than Reporting Person.

(2) Sold at the direction of Safeco Trust Co. as Co-Trustee of the referenced Trust B, without the knowledge of the Reporting Person.

Date:  February 14, 2003


/s/ Robin J. Campbell Knepper
-------------------------------------------
Signature


Robin J. Campbell Knepper, Reporting Person
-------------------------------------------
Name/Title




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedures.

      Alternatively,   this Form is permitted to be submitted to the
      Commission in electronic format at the option of the reporting person pursuant to rule 101(b)(4) of Regulation S-T.